Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our audit report dated November 14, 2022, with respect to the consolidated balance sheets of Forever 8 Fund, LLC and Subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of income, members’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

Spokane, Washington
February 5, 2024